Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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ORBCOMM Inc.
(Exact name of registrant as specified in its charter)
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Delaware	41-2118289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
395 W. Passaic Street Rochelle Park, New Jersey (Address of Principal Executive Offices)	07662 (Zip Code)

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ORBCOMM Inc. 2016 Long-Term Incentives Plan
 (Full title of the plan)
__________________________________

Christian G. Le Brun, Esq.
Executive Vice President and General Counsel
ORBCOMM Inc.
395 W. Passaic Street
Rochelle Park, New Jersey 07662
(Name and address of agent for service)
__________________________________

(703) 433-6300
 (Telephone number, including area code, of agent for service)
__________________________________

 Copy to:
Sey-Hyo Lee, Esq.
Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 408-5100
__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☑
Non-accelerated filer ☐ (Do not check is a smaller reporting company)                                                                        Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.001 per share	6,949,400 shares	$9.69	$67,339,686	$6,782
(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of the Registrant's Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock on April 29, 2016, as reported on The Nasdaq Global Market.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:
(a)	Annual Report on Form 10-K of ORBCOMM Inc. (the "Company") for the fiscal year ended December 31, 2015;
(b)	Current Report on Form 8-K filed on April 26, 2016;
(c)	Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2016; and
(d)
The description of the Company's Common Stock under the caption "Description of capital stock" in the Company's Registration Statement on Form S-1, as amended (Registration No. 333-134088), including any amendment or report filed that updates such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.
Item 5.   Interests of Named Experts and Counsel
Christian G. Le Brun, Esq., who has given his opinion about certain legal matters affecting the shares of Common Stock of the Company covered by this Registration Statement, is Executive Vice President and General Counsel of the Company.  Mr. Le Brun is eligible to participate in the Company's 2016 Long-Term Incentives Plan (the "Plan") in accordance with the terms of the Plan.

Item 6.  Indemnification of Directors and Officers
The Company is a Delaware corporation.  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any director, officer, employee, agent or other person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The DGCL further provides that Section 145 is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit in its certificate of incorporation the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.
The Company's restated certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.  In addition, the Company's amended bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including against all expenses, liability and loss actually and reasonably incurred or suffered by such director or officer in connection with defending or otherwise participating in any action, suit or proceeding, in advance of its final disposition.  We have entered into indemnification agreements with our executive officers and directors under which we have agreed to indemnify our executive officers and directors to the extent permitted by our bylaws and Delaware law.
Item 8.  Exhibits.

4.1	Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Annual Report on Form 10‑K for the year ended December 31, 2006, is incorporated herein by reference.

4.2	Amended Bylaws of the Company, filed as Exhibit 3.2 to the Company's Annual Report on Form 10‑K for the year ended December 31, 2006, is incorporated herein by reference.

4.3	ORBCOMM Inc. 2016 Long-Term Incentives Plan, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on April 26, 2016, is incorporated herein by reference.
4.4
Form of Restricted Stock Unit Award Agreement (including Restricted Stock Unit Award Agreement Terms and Conditions) under the Company's 2016 Long-Term Incentives Plan, filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated herein by reference.

4.5
Form of Performance Unit Award Agreement under the Company's 2016 Long-Term Incentives Plan, filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated herein by reference.

5
Opinion of Christian G. Le Brun, Esq., Executive Vice President and General Counsel of the Company, as to the legality of any newly issued shares of Common Stock covered by this Registration Statement.

23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm.
23.2	Consent of KPMG LLP, an independent registered public accounting firm.
23.3	Consent of Christian G. Le Brun, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.
23.4	Consent of Chadbourne & Parke LLP.
24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of the Company.

Item 9.  Undertakings
A. The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration

                                                     Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new bregistration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Rochelle Park, State of New Jersey, on the 5th day of May, 2016.

ORBCOMM INC.
By: /s/ Christian G. Le Brun Christian G. Le Brun, Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 5th day of May, 2016 by the following persons in the capacities indicated:

Signature	Title
Marc J. Eisenberg*	Chief Executive Officer and President and Director (principal executive officer)
Jerome B. Eisenberg*	Chairman of the Board
Didier Delepine*	Director
Marco Fuchs*	Director
Timothy Kelleher*	Director
John Major*	Director
Gary H. Ritondaro*	Director
Robert G. Costantini*	Executive Vice President and Chief Financial Officer (principal financial officer)
Constantine Milcos*	Senior Vice President and Chief Accounting Officer (principal accounting officer)
*By: /s/ Christian G. Le Brun Christian G. Le Brun, Attorney-in-fact**

**  By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

Exhibit Number
4.1	Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Annual Report on Form 10‑K for the year ended December 31, 2006, is incorporated herein by reference.
4.2	Amended Bylaws of the Company, filed as Exhibit 3.2 to the Company's Annual Report on Form 10‑K for the year ended December 31, 2006, is incorporated herein by reference.
4.3	ORBCOMM Inc. 2016 Long-Term Incentives Plan, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on April 26, 2016, is incorporated herein by reference.
4.4
Form of Restricted Stock Unit Award Agreement (including Restricted Stock Unit Award Agreement Terms and Conditions) under the Company's 2016 Long-Term Incentives Plan, filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated herein by reference.

4.5
Form of Performance Unit Award Agreement under the Company's 2016 Long-Term Incentives Plan, filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated herein by reference.

5
Opinion of Christian G. Le Brun, Esq., Executive Vice President and General Counsel of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm.
23.2	Consent of KPMG LLP, an independent registered public accounting firm.
23.3	Consent of Christian G. Le Brun, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.
23.4	Consent of Chadbourne & Parke LLP.
24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of the Company.

Exhibit 5

ORBCOMM Inc.
395 W. Passaic Street
 Rochelle Park, New Jersey 07662

May 5, 2016

ORBCOMM Inc.
395 W. Passaic Street
 Rochelle Park, New Jersey 07662
                 Re:  Opinion Letter - ORBCOMM Inc. 2016 Long-Term Incentives Plan
Ladies and Gentlemen:
                 I am Executive Vice President and General Counsel of ORBCOMM Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Securities Act"), 6,949,400 shares of Common Stock, par value $.001 per share, of the Company ("Common Stock"), which may be delivered from time to time pursuant to the ORBCOMM Inc. 2016 Long-Term Incentives Plan (the "Plan").
                 I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed, including the Registration Statement and the corporate proceedings taken by the Company in connection with the authorization of the shares of Common Stock to be delivered from time to time pursuant to the Plan.  On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any newly issued shares of Common Stock delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and nonassessable.
                 I hereby consent to the reference to me and this opinion in the Registration Statement and the filing of this opinion as an Exhibit to the Registration Statement.
                 I express no opinion herein as to any laws other than the laws of the State of New York, the Delaware General Corporation Law (including the applicable reported judicial decisions related thereto) and the Federal laws of the United States.
Very truly yours, /s/ Christian G. Le Brun Christian G. Le Brun

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2016 with respect to the consolidated financial statements, schedule and internal control over financial reporting of ORBCOMM Inc. (a Delaware corporation) and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP
New York, New York
May 5, 2016

Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
ORBCOMM Inc.:

We consent to the use of our report dated March 13, 2015, relating to the consolidated balance sheet of ORBCOMM Inc. and subsidiaries (the Company) as of December 31, 2014 and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for each of the years in the two year period ended December 31, 2014, and the related financial statement schedule for each of the years in the two year period ended December 31, 2014, incorporated by reference in the Registration Statement on Form S-8 of the Company, which report appears in the December 31, 2015 annual report on Form 10-K of ORBCOMM Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
May 5, 2016

Exhibit 23.4
CONSENT OF COUNSEL
We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption "Tax Consequences" in the Prospectus related to this Registration Statement on Form S-8 filed by ORBCOMM Inc. in respect of the ORBCOMM Inc. 2016 Long-Term Incentives Plan.

/s/ CHADBOURNE & PARKE LLP

1301 Avenue of the Americas
New York, New York 10019
May 5, 2016

Exhibit 24
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc J. Eisenberg, Robert G. Costantini and Christian G. Le Brun, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power to them and each of them (including the full power of substitution and resubstitution) to sign for him and in his name and in the capacity or capacities indicated below a Registration Statement or Registration Statements on Form S‑8 and any and all amendments (including post-effective amendments) and supplements thereto to be filed by ORBCOMM Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), (1) 6,949,400 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock") to be delivered under the Company's 2016 Long-Term Incentives Plan and (2) 5,000,000 shares of Common Stock to be delivered under the Company's 2016 Employee Stock Purchase Plan, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Marc J. Eisenberg Marc J. Eisenberg	Chief Executive Officer and President and Director (principal executive officer)	April 20, 2016
/s/ Jerome B. Eisenberg Jerome B. Eisenberg	Chairman of the Board	April 20, 2016
/s/ Didier Delepine Didier Delepine	Director	April 20, 2016
/s/ Marco Fuchs Marco Fuchs	Director	April 20, 2016
/s/ Timothy Kelleher Timothy Kelleher	Director	April 20, 2016
/s/ John Major John Major	Director	April 20, 2016
/s/ Gary H. Ritondaro Gary H. Ritondaro	Director	April 20, 2016
/s/ Robert G. Costantini Robert G. Costantini	Executive Vice President and Chief Financial Officer (principal financial officer)	April 20, 2016
/s/ Constantine Milcos Constantine Milcos	Senior Vice President and Chief Accounting Officer (principal accounting officer)	April 20, 2016